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                           EXHIBIT 10(aaa)

                 [FleetBoston Financial Corporation Letterhead]

October 31, 2002

Mr. Robert C. Lamb, Jr.
[Address]


Dear Bob,

We are delighted to extend to you an offer to join FleetBoston Financial ("FBF") as Executive Vice President and Chief Financial Officer, reporting to Charles Gifford, President and Chief Executive Officer. The components of our offer are as follows:

     BASE SALARY - Your base salary will be $525,000 on an annualized basis, reduced by applicable taxes and other legally required or authorized deductions.

     SIGN ON BONUS - As part of your offer of employment, you will receive a bonus in the amount of $500,000 that will be deferred into FleetBoston's Executive Deferred Compensation Plan. $255,000 will be deemed to have been deferred prior to 1998 and will earn interest at the rate of 12%. The remaining $245,000 will be deemed to have been deferred after 1997, but prior to 2002, and will earn interest at the crediting rate in effect for current participants (for 2002, the rate is 6% and for 2003, the rate is 4%). We anticipate introducing a participant-directed variable deferred compensation plan in 2003 and all deferrals made or deemed to have been made after 1997 will be rolled into the new participant-directed plan. In the regular pay after the processing of this bonus deferral, Payroll will withhold the required Social Security and Medicare taxes due on the full award.

     BONUS PROGRAM - You will be eligible to participate in Fleet's Management Incentive Plan. For the year 2002, you will receive a guaranteed bonus of $750,000 to be paid in the first quarter 2003. You will receive 50% of this bonus ($375,000) in cash, less applicable withholding taxes; the remaining 50% will be delivered in shares of FleetBoston restricted stock having an equivalent value of $375,000 on the grant date.

     If, prior to the payment of this bonus award, you voluntarily terminate your employment with FleetBoston, or your employment is terminated for "cause," you will not be eligible to receive any portion of this bonus award. "Cause" is defined as gross violation of Company policy, fraud, illegal activity or failure to improve

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R. Lamb, Jr.                                                             Page 2

     performance after communication of the shortcomings and a reasonable period to cure.

     STOCK OPTIONS - On your hire date, you will be granted options to purchase 100,000 shares of FleetBoston common stock. The options will be granted at the volume weighted average price on the date of the grant and will vest in four equal increments on each of the first, second, third and fourth anniversaries of the grant date, contingent upon your continued employment on the applicable vesting dates. All other terms and conditions of the award are governed by the provisions of the FleetBoston 1996 Long-Term Incentive Plan (the "Plan") and underlying stock option agreement.

     Beginning in 2003, you will be eligible to participate in Fleet's equity award program with an award target commensurate with your level, responsibilities and performance.

     RESTRICTED STOCK - You will receive 25,000 restricted shares of FleetBoston common stock on your hire date. Restrictions will lapse on these shares in 50% increments on each of January 2, 2005 and January 2, 2006, contingent upon your continued employment with the Company as of those dates. You will have full voting and dividends rights on these shares during the restricted period. All other provisions of this award are governed by the Plan and the underlying restricted stock agreement.

     PENSION - You will be a participant in FleetBoston's Supplemental Executive Retirement Plan (the "SERP") effective January 1, 2003. Additionally, in the event of a change in control of FleetBoston Financial, and your subsequent termination as a result of the change in control, prior to the earning of the Management Incentive Plan bonus award for 2003, which would be paid in 2004, you will be deemed to have earned a minimum bonus of $750,000 for calendar year 2003 so that the calculation of your retirement benefit under the SERP is based on five years of bonus awards when combined with the additional years of age and service provided by the change in control agreement.

     EMPLOYEE BENEFITS - You will be able to participate in Fleet's comprehensive employee benefit program in a manner that FleetBoston Financial Corporation may generally make available to other similarly situated executives. Information on our employee benefits is included with this letter.

     VACATION - You are eligible for four weeks' vacation annually.

     EXECUTIVE BENEFITS - As Chief Financial Officer of FleetBoston Financial, you are entitled to certain executive benefits, including use of the corporate aircraft as defined in the Company's aircraft policy and parking at 100 Federal Street, if required. The Company will provide membership at the TPC of Boston and financial planning

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R. Lamb, Jr.                                                              Page 3

     services through The AYCO Company consistent with the Company's policy for similarly situated executives.

     SEVERANCE PROTECTION - If your employment is involuntarily terminated other than for cause, you will receive one year (52 weeks) of separation pay, in the form of salary continuation as well as a pro rated bonus for the year of termination based on the prior year's bonus award and the number of months worked in the year of termination. The bonus will be paid in a lump sum within a reasonable timeframe following your last day of active employment. Additionally, during the severance period you will receive benefit continuation to the extent covered prior to termination, including medical and dental coverage and life insurance (but not long-term disability coverage), as well as continued participation in the qualified and nonqualified 401(k) and retirement plans.

     Any separation pay paid under this arrangement will be paid in accordance with the Company's normal payroll practices provided you execute a release of all claims against the Company and its subsidiaries, affiliates, directors, officers, employees or representatives relating to, or arising out of, your employment with the Company or the termination thereof.

     CHANGE IN CONTROL AGREEMENT - You will be provided a change in control agreement that will provide you with a lump sum severance payment equal to three times your base salary plus three times your bonus, among other benefits as outlined in the agreement, in the event of a covered termination within two years following a change in control of FleetBoston Financial. Additionally, if such a termination should occur prior to your having received three (3) annual Management Incentive Plan bonus awards, your annual bonus for purposes of calculating your severance amount under the Change in Control Agreement will be the greater of the average of the bonus awards you have received, or $750,000.

     CONTINGENCIES - This offer is dependent upon our receipt of satisfactory references and documentation that shows you are legally eligible to work in the United States, and approval of the terms of the offer by the Human Resources Committee of the Board of Directors of Fleet Boston.

     In addition, satisfactory fingerprint results are necessary for continued employment. Your fingerprint results must meet the Company's obligations as a FDIC insured institution and otherwise comply with the Company's workplace safety standards.

     This letter constitutes the entire agreement with FleetBoston Financial. This letter should not be considered as a contract of employment for a specific period and does not alter your employment-at-will status.

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R. Lamb, Jr.                                                              Page 4

Chad and the entire senior management team are excited to have you rejoin Fleet and to have the opportunity to work with you.

Please indicate your acceptance of our offer by signing below and returning the second copy to me.

With best regards,

/s/ M. ANNE SZOSTAK

M. Anne Szostak

Acknowledged and Agreed:

/s/ ROBERT C. LAMB, JR.                                 November 5, 2002
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Robert C. Lamb, Jr.                                     Date